Exhibit 99.(q)(2)

WisdomTree Trust

Secretary’s Certificate

I, Joanne Antico, Secretary of WisdomTree Trust, a Delaware statutory Trust (the “Trust”), do hereby certify that at a meeting of the Board of Trustees of the Trust, held on December 7, 2021, the Board of Trustees approved the following resolution, which terms remain in full force and effect.

RESOLVED, that Jonathan Steinberg, Joanne Antico and Timothy Darnowski, each an officer of the Trust, and each of them singly, with full powers of substitution and resubstitution, as each Trustee’s true and lawful attorney, with full power to him or her to sign for each Trustee, and in his/her name in the capacity indicated on the Power of Attorney, any and all amendments (including pre- and post- effective amendments) to the Registration Statement of WisdomTree Trust on Form N-1A and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto signed my name on behalf of the Trust on the 7th day of December, 2021.

By:	/s/ Joanne Antico
Joanne Antico Secretary WisdomTree Trust